Exhibit 10.3

EMPLOYMENT AGREEMENT

AGREEMENT made as of this 25th day of March, 2005, by and between SUSQUEHANNA BANCSHARES, INC., a Pennsylvania corporation (the “Company”), and DREW K. HOSTETTER, an adult individual whose principal residence is at 812 Westminster Drive, Lancaster, Pennsylvania 17601 (the “Employee”), on the other side.

Background

The Company desires to induce the Employee to remain in its employment, and the Employee hereby agrees to accept continuation of employment with the Company, on the terms and subject to the conditions hereinafter set forth. As additional consideration to induce the Employee to enter into this Agreement, the Company has offered to enhance the benefits payable to Employee in connection with certain control transactions involving the Company. The Company and the Employee each agree that these benefits are all conditional on the Employee’s agreement to sign this Agreement. This Agreement replaces and supersedes all previous Employment Agreements between the Employees and the Company or any Affiliate.

1. Position. The Company hereby agrees to continue the Employee’s employment and the Employee hereby agrees to continue employment with the Company, as Executive Vice President, Chief Financial Officer, and Treasurer.

2. Duties.

2.1. The Employee agrees to assume such duties and responsibilities as may be consistent with the position of the Executive Vice President, Chief Financial Officer, and Treasurer and as may be assigned to the Employee by the Board of Directors or the Chief Executive Officer of the Company or by the by-laws of the Company from time to time. No change in the duties of the Employee shall in any way diminish the compensation payable to him or her pursuant to the provisions of paragraph 4 hereof.

2.2. The Employee agrees to devote his or her full time, skill, attention and energies and his or her best efforts to the performance of his or her duties under this Agreement, consistent with practices and policies established from time to time by the Company. The Employee agrees, in addition to the covenants concerning Non-Competition contained in Paragraph 15, that he or she will not engage in any other business activity (including, without limitation, participation by the Employee on any unaffiliated profit or non-profit board of directors) except: (i) upon the prior written notice to and consent of the Company’s Board of Directors, or (ii) solely as an investor in real or personal property, the management of which shall not detract from the performance of his or her duties hereunder; provided, however, that the engagement by the Employee in any such business activity shall at all times be in conformity with the Company’s Code of Conduct, as the same may be amended or supplemented from time to time. Notwithstanding anything herein to the contrary, the Employee shall terminate any such activity upon reasonable request by the Company.

3. Period of Employment.

3.1. The period of employment shall commence on the effective date of this Agreement and end on the third December 31 next following the date of this Agreement (as the same may be extended pursuant to this paragraph, the “Period of Employment”). If written election not to renew by either party is not received by the other party by (a) November 1 of the year of the effective date of this Agreement, or (b) November 1 any subsequent year, if this Agreement has previously been extended pursuant to this paragraph 3, then the Period of Employment will be automatically extended by one year.

3.2. Notwithstanding anything to the contrary set forth herein, the Employment Period will not extend beyond:

3.2.1. the last business day in the calendar year in which the Employee attains the age of 65 (the “Normal Retirement Date”), or

3.2.2. if a Change in Control has occurred prior to the Normal Retirement Date, the later of (a) the Normal Retirement Date, or (b) the first anniversary of that Change in Control.

4. Compensation. For all services rendered by the Employee under this Agreement, the Company shall pay to the Employee compensation as provided below:

4.1. Base Salary. The Company shall pay the Employee a minimum annual base salary at the rate of $313,920.00 per year. In connection with the annual review required by subparagraph 4.3 hereof, the Employee’s base salary shall be reviewed and in light of such review may be increased (but not decreased), taking into account any change in the Employee’s responsibilities, performance of the Employee and other pertinent factors. Payment of any increase in the Employee’s base salary (if any) shall commence no later than July 1st of the year in which the increase is granted.

4.2. Bonus. The Company may, but shall not be required to, pay to the Employee annual bonus compensation in such amount as may be determined by the appropriate Board of Directors or its designee within guidelines established by the Company. Such bonus shall not exceed the amount of the Employee’s base compensation.

4.3. Annual Review. The determination of compensation payable by the Company hereunder shall be made by the Compensation Committee of the Company or its nominee, which shall perform an annual review of this Agreement, the Employee’s performance with the Company, and compensation payable hereunder. The results of such review, including recommendation as to salary adjustment and bonus, shall be reported to the Company and shall be memorialized in the minutes of the meetings of the Company’s Board of Directors or held in a confidential file by the Company’s Human Resources Department.

5. Employee Expenses. Subject to such general employee expense account policies as the Company may from time to time adopt, the Company will pay or reimburse the Employee upon presentation of vouchers or invoices for reasonable expenses incurred by the Employee in the performance of his or her duties in carrying out the terms and provisions of this Agreement, including, without limitation, expenses for such items as entertainment, travel, meals, hotel and similar items. In the event that any reimbursed expenses are disallowed by the Internal Revenue Service as deductions to the Company, as the case may be, the Employee shall retain such reimbursed expense amounts which the Employee shall treat and report as additional compensation and which the Company shall treat as deductible salary expense.

6. Vacations. The Employee will be entitled to paid vacation annually as specified under the Company’s Vacation Policy, to be taken at times reasonably convenient to the Company.

7. Benefits.

7.1. The Employee shall be entitled to group term life insurance insuring the Employee’s life during the term of employment, disability insurance coverage, and accidental death and dismemberment benefits, including death benefit, in such amounts and in such coverage as shall be consistent with the insurance coverage programs available to other salaried employees of the Company, as the same may change from time to time. The Employee shall designate the beneficiary of such policy and benefits.

7.2. The Employee shall be entitled to major medical and health insurance coverage for the Employee and his or her immediate family on such terms, in such amounts and in such coverage as shall be consistent with the insurance coverage programs available to other salaried employees of the Company generally, as the same may change from time to time.

7.3. To the extent such benefits are not specifically described or duplicated hereinabove in this Paragraph 7, the Employee shall also be entitled to participate in any and all thrift, profit sharing, pension and similar benefit plans (not including severance, change in control or other similar arrangements), now or hereafter maintained by the Company and offered by the Company to its salaried, management employees generally, as the same may change from time to time.

8. Confidential Information. During the term of employment, and at any time thereafter, the Employee shall not, without the consent of a senior officer of the Company, disclose to any person, firm or corporation (except, during the term of his or her employment, to the extent necessary to perform his or her duties hereunder) any customer lists, trade secrets, reports, correspondence, mailing lists, manuals, price lists, employee lists, prospective employee lists, letters, records or any other confidential information relating to the business of the Company or any Affiliate of the Company and shall not, without the consent of a senior officer of the Company, deliver any oral address or speech or publish, or knowingly permit to be published, any written matter in any way relating to confidential information regarding the business of the Company or any Affiliate of the Company.

9. Property Rights. The Employee agrees that all literary work, copyrightable material or other proprietary information or materials developed by the Employee during the term of this Agreement and relating to, or capable of being used or adopted for use in, the business of the

Company shall inure to and be the property of the Company and must be promptly disclosed to the Company. Both during employment by the Company and thereafter, the Employee shall, at the expense of the Company, execute such documents and do such things as the Company reasonably may request to enable the Company or their nominee (i) to apply for copyright or equivalent protection in the United States, Canada and elsewhere for any literary work hereinabove referred in this paragraph, or (ii) to be vested with any such copyright protection in the United States, Canada and elsewhere.

10. Termination. The Company may terminate the Employee’s employment without Cause (as defined below) or as a result of a Disability (as defined below) at any time, with 90 days’ advance written notice (or pay in lieu thereof). The Company may terminate the Employee’s employment for Cause at any time without notice. The Employee may terminate his employment at any time for any reason, with 90 days’ advance written notice (or such shorter notice as the Company will then accept). Upon termination, the Employee will be entitled only to such compensation and benefits as described in this Paragraph 10.

10.1. Termination without Cause or Resignation due to an Adverse Change. If the Employee’s employment ceases due to a termination by the Company without Cause or a resignation by the Employee due to an Adverse Change (as defined below), the Employee will be entitled to:

10.1.1. payment of all accrued and unpaid base salary through the date of such termination;

10.1.2. payment for all accrued but unused vacation days;

10.1.3. payment of any bonus payable with respect to a period ending prior to such termination;

10.1.4. bi-weekly compensation continuation payments for a period equal to the Non-Competition Period, with each payment equal to 1/26 of the Average Annual Compensation (provided, however, that it is understood that Employee shall not participate in any benefit plans covering employees, except as specifically stated in this Paragraph 10);

10.1.5. the benefit that the Employee would have accrued under all defined benefit pension plans had the Employee remained in the employ of the Company for the remainder of the Non-Competition Period, which benefits will be paid concurrently with the benefits which would otherwise have been provided under such plans; and

10.1.6. all other employee benefits to which the Employee would have been entitled under paragraph 7 hereof if he had remained in the employ of the Company for the remainder of the Non-Competition Period.

Except as otherwise provided in this subparagraph 10.1, all compensation and benefits will cease at the time of such termination and the Company will have no further liability or obligation by reason of such termination. The separation benefits described in this subparagraph 10.1 will be paid (or, in the case of the benefits described in subparagraphs 10.1.4, 10.1.5 and 10.1.6, will begin to be paid or provided) as soon as the release described below in subparagraph 10.6 becomes irrevocable.

Notwithstanding the foregoing, if the terms of the Company’s group insurance arrangements do not allow continuation of Employee’s group health or group term life insurance coverage for any part of the period(s) described in subparagraphs 10.1.5 and 10.1.6, Employee will instead receive an amount in cash equal to 150% of the Company’s actual premium cost of providing comparable coverage to similarly situated active employees for the applicable period. Such amount may be paid in installments at the same intervals as group insurance premiums are generally paid by the Company and such payment(s) will constitute a complete satisfaction of Employee’s entitlements under subparagraphs 10.1.5 and 10.1.6.

10.2. Other Terminations. If the Employee’s employment ceases for any reason other than as described in subparagraph 10.1, above (including, but not limited, to (a) termination for Cause, (b) as a result of the Employee’s death or Disability (as defined below), (c) resignation by the Employee in the absence of an Adverse Change or (d) a retirement described in subparagraph 3.2), then the Employee will receive payment for his accrued and unpaid base salary through the date of such cessation. All compensation and benefits will cease at the time of such termination and, except as otherwise provided herein, the Company will have no further liability or obligation by reason of such termination.

10.3. Non-Disparagement. Upon termination of employment hereunder, the Employee shall not malign, criticize or otherwise disparage the Company, the Affiliates or their respective officers, employees or directors.

10.4. Claims. Any claims for benefits under paragraph 10 of the Agreement shall be governed by the claims procedures in the Susquehanna Bancshares, Inc. Key Employee Severance Pay Plan, as amended from time to time. However, the provisions of Sections 10.1 and 11 of this Agreement shall govern in lieu of the severance provisions of such Plan. Except as specifically provided in this Agreement, the payments and benefits provided under this Paragraph 10 are in lieu of, not in addition to, those provided by the Company and its Affiliates under any other severance plan or arrangement.

10.5. Release. Notwithstanding any other provision of this Agreement, any severance or termination payments or benefits herein described are conditioned on the Employee’s execution and delivery to the Company of a general release and non-disparagement agreement in a form prescribed by the Company and in a manner consistent with the requirements of the Older Workers Benefit Protection Act and any applicable state law.

10.6. Other Rights. Nothing is this Agreement is intended to limit the Employee’s right to (a) payment or reimbursement for welfare benefit claims incurred prior to the cessation of his or her employment under any group insurance plan, policy or arrangement of the Company in accordance with the terms of such plan, policy or arrangement, (b) except as otherwise provided in subparagraph 10.1.5, elect COBRA Benefits in accordance with applicable law, or (c) receive a distribution of vested accrued benefits from any employee pension benefit plan in accordance with the terms of that plan.

11. Change in Control.

11.1. Effect of a Change in Control.

11.1.1. Effect on LTI/STI Rights. With respect to any long-term, short-term or any similar incentive program cycle in effect at the time of a Change in Control:

(a) Employee will become fully and immediately vested in his or her incentive awards upon the occurrence of the Change in Control; and

(b) such incentive awards will be payable at target levels (at the same time and in the same form that such awards would otherwise be payable in the absence of this Agreement), without regard to whether Employee remains employed by the Company and without regard to the performance of Employee during those incentive program cycles.

11.1.2. Effect on Pension Rights. In the event of a termination of employment providing for payment of benefits under section 10.1, the Employee will accrue an additional, fully vested benefit under the Company’s non-qualified pension plan equal to the difference between:

(a) the benefit that the Employee would have accrued under all defined benefit pension plans of the Company or its Affiliates in which the Employee participated immediately prior to the Change in Control, assuming:

(i) the Employee remained continuously employed by the Company until the third anniversary of the Change in Control,

(ii) the Employee’s compensation for purposes of calculating benefits under such pension plans increased at a rate of four percent per year for the period of imputed service described above in subparagraph 11.1.3(a)(i), and

(iii) the terms of all such pension plans remained identical to those in effect immediately prior to the Change in Control; and

(b) the actual benefit due to the Employee under all defined benefit pension plans of the Company and its Affiliates.

11.1.3. Effect on Restrictive Covenants. Upon the occurrence of a Change in Control, the one year period referenced in Paragraph 15.1 will be revised automatically to equal the greater of one year or the period extending from the date of the termination of active employment to the third anniversary of the Change in Control.

11.1.4. Transition Services. For two years following cessation of employment after any Change in Control, the Employee agrees to remain available to provide the Company with transition assistance on matters with which the Employee was involved during his or her employment. The Employee will render such assistance in a timely manner on reasonable notice from the Company. The Employee will not be entitled to any separate compensation for the services described in this paragraph (other than reimbursement for reasonable out-of-pocket expenses actually incurred). The Company agree to provide reasonable advance notice of the need for the Employee’s assistance and will exercise reasonable efforts to schedule and limit such matters so as to avoid interfering with the Employee’s personal and other professional obligations.

11.2. Parachute Payments.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company or its Affiliates to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would constitute an “excess parachute payment” within the meaning of §280G of the Internal Revenue Code of 1986, as amended (the “Code”) (each such payment, a “Parachute Payment”) and would result in the imposition on the Employee of an excise tax under Code §4999, then, in addition to any other benefits to which the Employee is entitled under this Agreement or otherwise, the Employee shall be paid an amount in cash equal to the sum of the excise taxes payable by the Employee by reason of receiving Parachute Payments plus the amount necessary to place the Employee in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest possible applicable rates on such Parachute Payments (including, without limitation, any payments under this subparagraph 11.2(a)) as if no excise taxes had been imposed with respect to Parachute Payments (the “Parachute Gross-up”). Any Parachute Gross-up otherwise required by this subparagraph 11.2(a) shall not be made later than the time of the corresponding payment or benefit hereunder giving rise to the underlying Code §4999 excise tax (to the extent such determination has been made prior to such time), even if the payment of the excise tax is not required under the Code until a later time. Any Parachute Gross-up otherwise required under this subparagraph 11.2(a) shall be made whether or not there is a Change in

Control, whether or not payments or benefits are payable under this Agreement, whether or not the payments or benefits giving rise to the Parachute Gross-up are made in respect of a Change in Control and whether or not the Employee’s employment with the Employer shall have been terminated.

(b) All determinations to be made under this subparagraph 11.2 shall be made by an independent public accounting firm chosen by the Company (the “Accounting Firm”).

(c) In the event the Internal Revenue Service notifies the Employee of an inquiry with respect to the applicability of Code §280G or Code §4999 to any payment by the Company or its Affiliates, or assessment of tax under Code §4999 with respect to any payment by the Company or its Affiliates, the Employee shall provide notice to the Company of such inquiry or assessment within 10 days, and shall take no action with respect to such inquiry or assessment until the Company has responded thereto (provided such response is timely with respect to the inquiry or assessment). The Company shall have the right to appoint an attorney or accountant to represent the Employee with respect to such inquiry or assessment, and the Employee shall fully cooperate with such representative as a condition of receiving a Parachute Gross-up with respect to such inquiry or assessment.

(d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subparagraphs (a) and (b) above, or of the representative appointed pursuant to subparagraph (c) above, shall be borne solely by the Company.

(e) Notwithstanding the foregoing, if the imposition of a Code §4999 excise tax could be avoided by a reduction of the payments due to the Employee (determined before application of subparagraph 11.2(a)) by an amount of 10% or less, then the total of all such payments will be reduced to an amount one dollar ($1.00) below the amount that would cause a Code §4999 excise tax to be imposed, and subparagraph 11.2(a) will not apply.

11.3. Enforcement. Following any Change in Control, the Company will pay all legal fees and costs incurred by the Employee to enforce his rights under this Agreement if (a) he or she is required to initiate a proceeding to enforce such rights and (b) he or she is awarded any relief in that proceeding.

12. Records. Upon the termination of employment hereunder, the Employee shall deliver to the Company all correspondence, reports, customer lists, office keys, manuals, advertising brochures, sample contracts, price lists, employee lists, prospective employee lists, mailing lists, letters, records and any and all other documents pertaining to or containing information relative to the business of the Company, and the Employee shall not remove any of such records either during the course of employment or upon the termination thereof.

The Employee understands that in the event of a violation of the provisions of this paragraph 12, the Company shall have the right to seek injunctive relief, in addition to any other existing rights provided herein or by operation of law, without the requirement of posting bond. The remedies provided in this paragraph 12 shall be in addition to any legal or equitable remedies existing between the Employee and the Company, and shall not be construed as a limitation upon, or as alternative or in lieu of, such remedies.

13. Prohibited Assignment. The Employee shall have no right to exchange, convert, encumber or dispose of the rights to receive the benefits or payments under this Agreement, which payments, benefits and rights thereto are expressly declared to be non-assignable and non-transferable.

14. Indemnification. To the extent permitted by law, the Company shall indemnify the Employee and hold him or her harmless from all liability and claims, whether meritorious or not, including the cost of defense thereof (including reasonable attorneys’ fees) which have arisen or accrued or which hereafter may arise or accrue and are based upon any act or omission which the Employee has taken or committed or hereafter may take or commit on behalf of or in connection with the Company in his or her official capacity, so long as the following conditions are met with respect to such claim or liability: (a) if such action was taken in the exercise of reasonable business judgment and was taken in an area within the scope of responsibility of the Employee, or (b) if not within the scope of the Employee’s responsibility, (i) at the time of such act or omission the Board of Directors of the Company had knowledge of the facts or circumstances pursuant to which such act was taken or such omission occurred and (ii) no written objection to such act or omission was duly made by the Board.

Actions taken by the Employee which are covered by this Agreement specifically include (by way of illustration), but are not limited to, (a) the payment of any salary, bonus or other compensation to any officer, director, or employee, (b) the reimbursement or payment of any expenses incurred by any such officer, director or employee, (c) the making or retention of any investments (including, without limitation, loans) by the Company, or (d) injury claims against the Company or the Employee based on negligence or other alleged tortious actions and which arise in connection with the conduct of the Company’s business.

The Employee shall indemnify the Company and hold it harmless from all liability and claims, whether meritorious or not, including the cost of the defense thereof (including reasonable attorneys’ fees) which have arisen or accrued or which hereafter may arise or accrue and are based upon acts taken without the consent or approval of the Board of Directors of the Company and which represent the Employee’s deliberate malfeasance or gross negligence.

15. Non-Competition.

15.1. During the Employee’s Period of Employment and for one year thereafter:

15.1.1. the Employee will not directly for himself or herself or any third party, become engaged in any business or activity which is directly in competition with any services or financial products sold by, or any business or activity engaged in by, the Company, including, without limitation, any business or activity engaged in by any federally or state chartered bank, savings bank, savings and loan association, trust company and/or credit union, and/or any services or financial products sold by such entities, including, without limitation, the taking and accepting of deposits, the provision of trust services, the making of loans and/or the extension of credit, brokering loans and/or leases and the provision of insurance and investment services, within a 25 mile radius of any office or facility of the Company or any of its Affiliates. This provision shall not restrict the Employee from owning or investing in publicly traded securities of financial institutions, so long as his or her aggregate holdings in any financial institution do not exceed ten percent (10%) of the outstanding capital stock of such institution.

15.1.2. the Employee will not solicit any person who was a customer of the Company during the period of the Employee’s employment hereunder, or solicit potential customers who are or were identified through leads developed during the course of employment with the Company, or otherwise divert or attempt to divert any existing business of the Company within any area of 100 miles of any office or facility of the Company or any of its Affiliates.

15.1.3. the Employee will not, directly for himself or any third party, solicit, induce, recruit or cause another person in the employment of the Company or any of its

Affiliates to terminate his or her employment for the purposes of joining, associating, or becoming employed with any business or activity which is in competition with any services or financial products sold, or any business or activity engaged in, by Company.

15.2. The Employee understands that in the event of a violation of any provision of this Agreement, the Company shall have the right to seek injunctive relief, in addition to any other existing rights provided in this Agreement or by operation of law, without the requirement of posting bond. The Employee understands that the Company may suspend future payments of the compensation continuation payments and benefits provided in Section 10.1, may forfeit the additional pension benefit provided under Section 11.1.2, and may seek, as a remedy, a return of any prior compensation continuation payments made under Section 10.1.4. The remedies provided in this paragraph shall be in addition to any legal or equitable remedies existing at law or provided for in any other agreement between the Employee and the Company or any of its Affiliates, and shall not be construed as a limitation upon, or as an alternative or in lieu of, any such remedies. If any provisions of this paragraph shall be determined by a court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.

15.3. In the event of a Change in Control, the Employee acknowledges that the provisions of Paragraph 15 hereof shall extend to any offices or facilities of any business that becomes an affiliate of or successor to the Company on account of such Change in Control.

16. Survival. Notwithstanding anything to the contrary in this Agreement, the parties agree that the Employee’s obligations under Paragraphs 8, 9, 10.3, 12 and 15 of this Agreement will continue despite the expiration of the term of this Agreement or its termination.

17. Preemptive Considerations. Notwithstanding anything to the contrary set forth herein:

17.1. If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Company’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)) or any amendments or supplements thereto, the Company’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its discretion (i) pay the Employee all or part of the compensation withheld while this Agreement’s obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

17.2. If the Employee is removed and/or permanently prohibited from participating in the conduct of the Company’s or any Affiliate’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4) or (g)(1)) or any amendments or supplements thereto, or equivalent provisions relating to a regulator with supervisory authority over the Company or an Affiliate, all obligations of the Company or the Affiliate under the contract shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

17.3. If the Company or any Affiliate is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act or equivalent provisions relating to a regulator with supervisory authority over the Company or an Affiliate), all obligations under this Agreement shall terminate as of the date of default, but this subparagraph 17.3 shall not affect any vested rights of the parties.

18. Definitions. For purposes of this Agreement:

18.1. The term “Adverse Change” shall include and be limited to (A) a significant change in the nature or scope of the Employee’s duties as set forth in the first sentence of Paragraph 2 hereof such that the Employee has been reduced to a position of materially lesser authority, status or responsibility (provided, however, for purposes of this subparagraph, in circumstances not involving a Change in Control, so long as the Employee remains a senior officer (which shall mean and include any officer position with the Company above the position of vice president), an Adverse Change shall not be deemed to have occurred), or the time required to be spent by the Employee 60 miles or more beyond the Company’s geographic market area shall be increased without the Employee’s consent by more than twenty percent (20%), as compared to the average of the two (2) preceding years, or (B) a reduction in the Employee’s base compensation, (C) any other material and willful breach by the Company of any other provision of this Agreement, or (D) delivery by the Company of notice of its intention not to renew this Agreement.

However, none of the foregoing events or conditions will constitute an Adverse Change unless: (x) the Employee provides the Company with written objection to the event or condition within 60 days following the occurrence thereof, (y) the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and (z) the Employee resigns his employment within 60 days following the expiration of that cure period.

18.2. The term “Affiliate” shall mean with respect to the Company, persons or entities controlling, controlled by or under common control with the Company.

18.3. The term “Average Annual Compensation” shall mean, as of any date, the arithmetic average of the base salary and annual bonuses received by the Employee with respect to the three most recently completed calendar years.

18.4. The term “Board” shall mean the board of directors of the Company.

18.5. The term “Cause” shall mean any of the following: (a) the Employee’s personal dishonesty; (b) the Employee’s incompetence; (c) the Employee’s willful misconduct; (d) the Employee’s breach of fiduciary duty involving personal profit; (e) the Employee’s intentional failure to perform stated duties; (f) the Employee’s willful violation of any law, rule or regulation (other than traffic violations or similar offenses); (g) the issuance of a final cease-and-desist order by a state or federal agency having jurisdiction over the Company or any entity which controls the Company to the extent such cease-and-desist order requires the termination of the Employee; or (h) a material breach by the Employee of any provision of this Agreement.

18.6. The term “Change in Control” shall mean the first to occur, after the date hereof, of any of the following:

(a) if any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its subsidiaries) representing 25% or more of either the then outstanding shares of stock of the Company or the combined voting power of the Company’s then outstanding securities;

(b) if during any period of 24 consecutive months during the existence of this Agreement commencing on or after the date hereof, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this clause (b);

(c) the consummation of a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, as defined in clause (a), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its subsidiaries) representing 40% or more of either the then outstanding shares of stock of the Company or the combined voting power of the Company’s then outstanding securities; or

(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Company immediately prior to such sale.

Upon the occurrence of a Change in Control, no subsequent event or condition shall constitute a Change in Control for purposes of this Agreement, with the result that there can be no more than one Change in Control hereunder.

18.7. The term “Company” shall mean the Company as hereinbefore defined or any entity succeeding to substantially all of the assets and business of the Company.

18.8. The term “COBRA Benefits” shall refer to continued group health insurance benefits under sections 601-607 of the federal Employee Retirement Income Security Act, as amended, (29 U.S.C. part 6) Act and regulations promulgated thereunder.

18.9. The term “Disability” means a condition entitling the Employee to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Employee, “Disability” will mean the Employee’s inability to perform his duties under this Agreement due to a mental or physical condition that can be expected to result in death or that can be expected to last (or has already lasted) for a continuous period of 180 days or more. Termination as a result of a Disability will not be construed as a termination “without Cause.”

18.10. The term “Non-Competition Period” shall mean, with respect to a specified cessation of employment, the one (or, in the case of a Change in Control, up to four) year period specified in Section 15.1.

18.11. The term “Period of Employment” shall have the meaning described in Paragraph 3.

18.12. The term “Person” shall have the meaning ascribed thereto by Section 3(a)(9) of the Securities Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof (except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, or (v) such Employee or any “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act) which includes the Employee).

19. Miscellaneous.

19.1. Assignment. This Agreement (including, without limitation, paragraph 14 hereof relating to non-competition) shall be binding upon the parties hereto, the heirs and legal representatives of the Employee and the successors and assigns of the Company.

19.2. Notices. Any notice required, permitted or intended to be given under this Agreement shall be in writing and shall be deemed to have been given only if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the appropriate address shown below, or such revised address as is delivered to the other party by the same means.

(a) Notices to the Company shall be sent to:

Susquehanna Bancshares

Attn. Director of Human Resources

26 North Cedar Street

P.O. Box 1000

Lititz, PA 17543-7000

(b) Notices to the Employee shall be sent to:

Drew K. Hostetter

812 Westminster Drive

Lancaster, Pennsylvania 17601

19.3. Entire Agreement. This Agreement constitutes the entire agreement between the parties in connection with the subject matter hereof, supersedes any and all prior agreements or understandings between the parties and may only be changed by agreement in writing between the parties.

19.4. Construction. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without application of the principles of conflicts of laws.

19.5. Paragraph Headings. The paragraph headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement the day and year first above written.

SUSQUEHANNA BANCSHARES, INC.

Attest:	/s/ James H. Foster	By:	/s/ Edward Balderston, Jr.
	Assistant Secretary		Executive Vice President & Chief Administrative Officer

EMPLOYEE
Witness:

/s/ Stephanie Carbonetta		/s/ Drew K. Hostetter (Seal)